Exhibit 15
May 2, 2013
Rockwell Automation, Inc.
1201 South Second Street
Milwaukee, Wisconsin 53204

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Rockwell Automation, Inc. and subsidiaries for the three-month and six-month periods ended March 31, 2013 and 2012, as indicated in our report dated May 2, 2013; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, is incorporated by reference in Registration Statement Nos. 333-38444, 333-101780, 333-113041, 333-149581, 333-150019, 333-157203, 333-165727, 333-180557, and 333-184400 on Form S-8 and Registration Statement Nos. 333-24685, 333-43071 and 333-147658 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin